UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 20, 2017
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INSEEGO CORP.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	000-31659	81-3377646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9605 Scranton Road, Suite 300
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 812-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 20, 2017, Inseego Corp. (the “Company”) entered into a Twelfth Amendment to Credit and Security Agreement (the “Amendment”) with Novatel Wireless, Inc. (“Novatel Wireless”), Enfora, Inc. (“Enfora”), Feeney Wireless, LLC (“FW” and, together with Novatel Wireless and Enfora, the “Borrowers”), R.E.R. Enterprises, Inc., Feeney Wireless IC-DISC, Inc. and Wells Fargo Bank, National Association (the “Lender”), which amends that certain Credit and Security Agreement, dated as of October 31, 2014 (as amended, modified and supplemented from time to time, the “Credit Agreement”). With the Amendment, made at the request of the Borrowers, the Lender has made certain borrowing amounts and financial accommodations available to the Borrowers in order to enable draw-downs by the Borrowers from time to time. In exchange for amending and updating the financial covenants with respect to liquidity requirements and EBITDA targets, among other things, the Amendment also decreased the aggregate amount available under the revolving credit facility from $48.0 million to $10.0 million, and increased the applicable margin to 4.00% when interest is based on the daily three month LIBOR rate and 1.50% when interest is based on the prime rate.
Except as amended by the Amendment, the remainder of the Credit Agreement, including all other terms, conditions and financial and other covenants, remains in full force and effect.
The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSEEGO CORP.

By:	/s/ Michael Newman
Michael Newman
Executive Vice President and Chief Financial Officer

Date: March 23, 2017